Exhibit 107
Calculation of Filing Fee Tables
Form S-8
(Form Type)
Thermo Fisher Scientific Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $1.00 per share	Other	2,000,000(2)	$455.87(3)	$911,740,000(3)	0.00014760	$134,573
Equity	Participation Interests	Other	(4)	—	—	—	(5)
Total Offering Amounts					$911,740,000		$134,573
Total Fee Offsets					—	—	—
Net Fee Due							$134,573

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that becomes issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.
(2)	Consists of 2,000,000 shares issuable under the Thermo Fisher Scientific Inc. 401(k) Retirement Plan, as amended.
(3)	Estimated in accordance with Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $455.87, the average of the high and low prices of the Registrant’s common stock on the New York Stock Exchange on November 6, 2023.
(4)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement covers an indeterminate amount of interests to be offered or sold pursuant to the Thermo Fisher Scientific Inc. 401(k) Retirement Plan, as amended.
(5)	Pursuant to Rule 457(h)(3) no registration fee is required to be paid.